Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Announces Gain on Sale of MODEC, Inc. Shares

HOUSTON, TX, September 20, 2005 – FMC Technologies, Inc. (NYSE: FTI) announced that it has sold 2.6 million common shares of MODEC, Inc., a Tokyo based company. The cash proceeds from the sale will be approximately $74 million. An after-tax gain of approximately $0.22 per diluted share will be recognized in the third quarter of 2005.

FMC Technologies acquired the 2.6 million shares in November of 2004 as a result of a previously announced transaction with MODEC, Inc. in which it exercised its right to acquire common shares of MODEC, Inc. under a previous agreement.

“For more than 20 years our FMC SOFEC subsidiary has had a supplier relationship with MODEC, Inc. This strong relationship for the supply of mooring and turret systems will continue,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.